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                               TAX-SHARING AGREEMENT


       This agreement (the "Agreement") is entered into as of November 30, 1999 by and between Phoenix Technologies Ltd. ("Phoenix"), a Delaware corporation, and inSilicon Corporation ("inSilicon"), a Delaware corporation.

                                      RECITALS

       WHEREAS, as of the date hereof Phoenix is the common parent of an affiliated group of corporations which has elected to file a consolidated U.S. federal income tax return ("Consolidated Group"); and

       WHEREAS, inSilicon is a newly-formed corporation wholly owned by Phoenix and inSilicon has elected to join the Consolidated Return filed by Phoenix; and

       WHEREAS, Phoenix is in the business of creating and distributing BIOS software and providing related services; and

       WHEREAS, inSilicon is in the business of creating software used in the silicon industry (the "inSilicon Business"); and

       WHEREAS, inSilicon expects to sell a portion of its shares to the public in an initial public offering ("IPO"); and

       WHEREAS, in connection with the proposed IPO, Phoenix recently contributed to inSilicon the assets used in its business; and

       WHEREAS, in connection with the proposed IPO, inSilicon expects it will cease to be a member of Phoenix's U.S. consolidated group and it will cease to join in Phoenix's consolidated U.S. federal income tax return; and

       WHEREAS, Phoenix and inSilicon desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to and as a result of the IPO and to provide for and agree upon other matters relating to Taxes. For purposes of this Agreement, all references to Phoenix shall refer to Phoenix and all members of its U.S. consolidated group existing immediately following the IPO. All references to inSilicon shall refer to inSilicon and all members of its U.S. consolidated group existing immediately following the IPO.

       NOW, THEREFORE, in consideration for the mutual agreements contained herein the parties hereby agree as follows:

1.     DEFINITIONS

       1.1 "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.


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       1.2    "IPO Date" means the date on which the IPO is completed.

       1.3 "Post-IPO Period" means any Tax Period beginning after the IPO Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the IPO Date.

       1.4 "Pre-IPO Period" means any Tax Period ending on or before the IPO Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the IPO Date.

       1.5 "Straddle Period" means any Tax Period that begins on or before the IPO Date and ends after the IPO Date.

       1.6 "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers' compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

       1.7 "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision

       1.8 "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the parties or their affiliates (including any administrative or judicial review of any claim for refund) for any Pre-IPO Period or any Straddle Period.

       1.9 "Tax Item" means, with respect to any income Tax, any item of income, gain, loss, deduction, or credit, or any other income Tax attribute.

       1.10 "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

       1.11 "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

       1.12 "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

       1.13 "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed


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under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

2.     ALLOCATION OF TAX LIABILITIES

       2.1    GENERAL RULE

              2.1.1  PHOENIX LIABILITY

              Phoenix shall be liable for all Taxes not specifically allocated to inSilicon under this Agreement. Phoenix shall indemnify and hold inSilicon harmless from and against any liabilities and Taxes for which Phoenix is liable under this Agreement.

              2.1.2  INSILICON LIABILITY

              inSilicon shall be liable for and shall indemnify and hold Phoenix harmless from and against any liability for Taxes which are allocated to inSilicon under this Agreement.

       2.2    ALLOCATION OF U.S. FEDERAL INCOME TAX

              With respect to any Phoenix Consolidated Return filed after November 30, 1999 (i.e., the date inSilicon commenced operations as a separate legal entity) that includes the results of inSilicon, a pro forma Tax Return shall be prepared for inSilicon as if it were a separate entity and not a member of the Phoenix consolidated group, and inSilicon shall be liable to Phoenix for the amount of Tax reflected on such return. In addition, with respect to any such period, to the extent that inSilicon generates losses that reduce the U.S. federal income Tax liability of Phoenix, then Phoenix shall make a payment to inSilicon equal to the amount of the Tax savings it receives as a result of the inSilicon losses. In making these calculations, both inSilicon and Phoenix will be liable to the other party only for Tax Items arising after November 30, 1999, and neither party shall be liable to the other for any Tax arising from the operation of the inSilicon Business prior to such date. The payments for Tax liability and for losses required by this section shall be paid pursuant to the provisions of section 5 of this Agreement.

       2.3    ALLOCATION OF STATE INCOME TAXES

              With respect to any Phoenix combined or unitary state Tax Return filed after November 30, 1999 (i.e., the date inSilicon commenced operations as a separate legal entity) that includes the results of inSilicon, Phoenix and inSilicon shall each be treated as if it filed a combined or unitary return based solely on its own income, apportionment factors and its other Tax Items, without any reapportionment based on the factors of the other. With respect to any such period, inSilicon shall be liable to Phoenix for the amount of Tax reflected on the pro form Tax Return prepared under these principles. In addition, to the extent that inSilicon generates losses that reduce the state Tax


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liability of Phoenix, then Phoenix shall make a payment to inSilicon equal to the amount of the Tax savings it receives as a result of inSilicon's losses. In making these calculations, both inSilicon and Phoenix will be liable to the other party only for Tax Items arising after November 30, 1999, and neither party shall be liable to the other for any Tax arising from the operation of the inSilicon Business prior to such date. The payments for Tax liability and for losses required by this section shall be paid pursuant to the provisions of section 5 of this Agreement.

       2.4    ALLOCATION OF TAX ADJUSTMENTS

              If there is any adjustment of the U.S. federal or state income tax liability with respect to any Phoenix Consolidated Return or any combined or unitary Tax Return for any Pre-IPO Period or any Straddle Period, Phoenix shall be liable to inSilicon for any resulting decrease in Tax liability allocable to inSilicon in accordance with the method prescribed in sections 2.2 and 2.3 of this Agreement, and inSilicon shall be liable to Phoenix for any resulting increase in Tax liability allocable to inSilicon.

       2.5    TRANSACTION TAXES

              inSilicon shall be liable for all Taxes resulting from the IPO.

       2.6    PRORATION OF TAXES FOR STRADDLE PERIODS

              In the case of any Straddle Period, the Taxes shall be apportioned between the Pre-IPO Period and the Post-IPO Period in accordance with the principles of Treas. Reg. Section 1.1502-76(b) as reasonably interpreted and applied by the parties hereto. No election shall be made under Treas. Reg. Section 1.1502-76(b)(2)(ii) (relating to the ratable allocation of a year's items). If the IPO Date is not a date on which there is a closing of the financial accounting records for inSilicon, the provisions of Treas. Reg.
Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than "extraordinary items" as defined in Treas. Reg. Section 1.1502-76(b)(2)(ii)(C)) for the month which includes the IPO Date.

3.     PREPARATION AND FILING OF TAX RETURNS

       3.1    GENERAL

              Except as otherwise provided herein, all Tax Returns (including the pro forma Tax Returns required by section 2 of this Agreement) shall be prepared and filed when due (including extensions) by the persons obligated to file such Tax Returns under the Code or applicable Tax Law.

       3.2    CONSISTENT TAX ACCOUNTING PRACTICES

              Any Tax Return for Pre-IPO Period or any Straddle Period and any Tax Return for Post-IPO Period to the extent Tax Items reported on such Tax Return might reasonably affect Tax Items reported on any Tax Return for any Pre-IPO Period shall be prepared in accordance with past Tax accounting

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practices used with respect to the Tax Returns in question, unless such past practices are no longer permissible under the Code or other applicable Tax Law, and to the extent any such Tax Items are not covered by past practices or are covered by past practices that are no longer permissible in accordance with reasonable tax accounting practices selected by the party preparing the Tax Return.

       3.3    RIGHT TO REVIEW RETURNS

              The party preparing any Tax Return shall make such Tax Return and the related work papers available for review by the other parties to this Agreement, if requested, to the extent such Tax Return relates to Taxes for which the requesting party may be liable. The party preparing Tax Returns under this Agreement shall use its reasonable best efforts to make such Tax Returns available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. The parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

4.     TAX BENEFITS ARISING PRIOR TO THE CAPITALIZATION OF INSILICON

       Phoenix will not make any payments to inSilicon as compensation for favorable Tax Items, if any, generated by the inSilicon Business prior to December 1, 1999.

5.     TAX PAYMENTS AND INTERCOMPANY BILLINGS

       5.1    COMPUTATION AND PAYMENT OF TAX LIABILITY

              In the case of a Tax Return for any Pre-IPO Period or Straddle Period filed after the IPO Date, the party required to prepare the Tax Return under this Agreement shall compute the total Tax liability and the Tax liability of the other party, if any, at least three days prior to the due date for the Tax Return (including extensions). The party preparing any such Tax Return shall pay any such Tax on a timely basis, and the other party shall pay any resulting liability, as determined under this Agreement (taking into account any payments or deposits already made and paid over by such party), within ten days of such payment.

       5.2    PAYMENT OF TAX UNDERPAYMENTS ARISING FROM ADJUSTMENTS

              In the case of any adjustments to any Tax Return for any Pre-IPO Period or any Straddle Period, inSilicon and Phoenix agree that they will make payments for any resulting tax liabilities in accordance with Section 2.4 of this Agreement within 30 days of the date the adjusted Tax was paid by or refunded to Phoenix.


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6.     ASSISTANCE AND COOPERATION AND RECORDS

       6.1    GENERAL

              After the IPO Date, each of the parties shall cooperate (and cause their respective affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the parties including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes,
(iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other party available to such other. Each of the parties shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the parties receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

       6.2    RETENTION OF TAX RECORDS


              The parties shall preserve and keep all other Tax Records relating to Taxes for Pre-IPO Periods and Straddle Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law until the prior of (i) the expiration of any applicable statutes of limitation, and (ii) the time a copy of such Tax Records are provided to the other party pursuant to section 6.3 of this Agreement. If prior to the expiration of the applicable statute of limitation and providing a copy of such Tax Records pursuant to section 6.3 of this Agreement, a party reasonably determines that any Tax Records which it is required to preserve and keep under this Section 6.2 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such party may dispose of such records upon 90 days prior notice to the other party. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified party shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

       6.3    ACCESS TO TAX RECORDS

              Phoenix shall provide to inSilicon within 90 days of the IPO Date a copy of all Tax Records in its possession that reflect any Tax Items of inSilicon. For each Tax Return filed by Phoenix after the IPO Date that reflects Tax Items of inSilicon, Phoenix shall provide inSilicon with a copy of the Tax Return and


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the related Tax Records within tens days of filing such Tax Return. For each
Tax Return filed by inSilicon after the IPO Date that reflects Tax Items of Phoenix, inSilicon shall provide Phoenix with a copy of the Tax Return and the related Tax Records within tens days of filing such Tax Return.

7.     TAX CONTESTS

       7.1    NOTICE

              Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide the indemnifying party with prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

       7.2    CONTROL

              Except as otherwise specifically provided herein, Phoenix shall have complete control of all Tax Contests relating to Tax Returns filed by Phoenix. To the extent that any Tax Contest could result in indemnity liability to inSilicon under this Agreement, inSilicon shall have the right to participate in the defense or prosecution of the Tax Contest, including any decision to extend the statute of limitations. To the extent that any issues arising in such a Tax Contest (including any decision to extend the statute of limitations) relate solely to inSilicon, it shall control the defense or prosecution of such portion of the Tax Contest, provided that inSilicon may not prevent or otherwise delay the settlement of any other issues impacting Phoenix that could otherwise be closed.

8.     GENERAL PROVISIONS

       8.1    TREATMENT OF TAX INDEMNITY PAYMENTS

              In the absence of any change in Tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments made by a party under this Agreement shall be reported for Tax purposes by the payor and the


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recipient as distributions or capital contributions as appropriate, occurring immediately prior to the IPO.



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       8.2    DISAGREEMENTS

              If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 8.4, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

       8.3    LATE PAYMENTS

              Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the applicable federal rate, compounded semiannually, from the due date of the payment to the date paid.

       8.4    EXPENSES

              Except as provided in Section 8.2, each party shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

       8.5    ADDRESSES AND NOTICES

              Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

       If to Phoenix:       Phoenix Technologies Ltd.
                            411 East Plumeria Drive
                            San Jose, CA  95134
                            Attn:  General Counsel

       If to inSilicon:     inSilicon Corporation
                            411 East Plumeria Drive
                            San Jose, CA  95134
                            Attn:  General Counsel


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       8.6    BINDING EFFECT

              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

       8.7    WAIVER

           No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute the waiver of any such obligation, right, or remedy or any other obligation, right, or remedy under this Agreement.

       8.8    INVALIDITY OF PROVISIONS

              If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

       8.9    FURTHER ACTION

              The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 8.

       8.10   INTEGRATION

              This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Contribution Agreement or any other agreements relating to the transactions contemplated by the Contribution Agreement, the provisions of this Agreement shall control.

       8.11   CONSTRUCTION

              The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party .

       8.12   NO DOUBLE RECOVERY: SUBROGATION

              No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other Agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other Agreements or at law or equity


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before recovering under the remedies provided in this Agreement.  Subject to any limitations provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.08), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

       8.13   COUNTERPARTS

              This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

       8.14   GOVERNING LAW

              This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that State.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.


                                          Phoenix Technologies Ltd.

                                          By:   /s/ Linda Moore
                                                -----------------------
                                          Its:  VP, General Counsel & Secretary
                                                -------------------------------



                                          inSilicon Corporation

                                          By:   /s/ David J. Power
                                                -----------------------
                                          Its:  Vice President, General Counsel
                                                -------------------------------




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